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Exhibit (d)(3)

SECOND AMENDMENT
TO THE AON STOCK OPTION PLAN
AS AMENDED AND RESTATED THROUGH 1997

THIS SECOND AMENDMENT ("Second Amendment") TO THE AON STOCK OPTION PLAN AS AMENDED AND RESTATED THROUGH 1997 (the "Plan") is hereby made effective as of the 21st day of January, 2000.

RECITALS

        WHEREAS, the Company deems it in the best interests of the Company to amend certain provisions of the Plan to clarify existing policies, practices and procedures; and

        WHEREAS, the Company desires to change the vesting schedule to reflect current competitive practices.

        NOW THEREFORE, the Plan is hereby amended as follows:

  1.
  Section 4 of the Plan is hereby amended by deleting the third and fourth paragraphs, in their entirety, and substituting the following:

    A Grant shall vest after a Participant's period of continuous employment by the Corporation from the date of a Grant ("Grant Date") in accordance with the schedule set forth below:

Participant's Full Years of Continuous Employment from Grant Date	Percent Vested
2	33
3	34
4	33

    A Participant may elect to exercise an option by giving written notice to the Corporation on such forms and in such manner as the Committee may prescribe. Payment for all shares to be purchased pursuant to an exercise of an option shall be made in a form or manner authorized by the Committee, including, but not limited to, cash or, if the Committee so permits, (i) by delivery of certification of ownership to the Corporation of the number of shares of stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the purchase price of the option multiplied by the number of shares the Participant intends to purchase upon exercise of the option on the date of delivery; or (ii) in a cashless exercise through a broker. Delivery of such certificates is conditioned on the Participant's prior compliance with this Section and with the terms of Section 7. Upon receipt of such stock certificate, the Participant is free to hold, or, subject to Section 13 dispose of it at will. The Participant does not have the right to vote any shares subject to a Grant or receive dividends on such shares prior to the time they are exercised. The Committee at its discretion may alter the terms of the vesting of Grants; provided, however, no Grant may be exercised after the tenth (10th) anniversary of the date of the making of such Grant.

  2.
  Section 7 is hereby amended by adding the following sentence to the end of paragraph two:

    However, in no event will the amount of shares withheld exceed the amount necessary to satisfy the required minimum statutory withholding.

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SECOND AMENDMENT TO THE AON STOCK OPTION PLAN AS AMENDED AND RESTATED THROUGH 1997
RECITALS